Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Magellan Midstream Partners, L.P. for the registration of Common Units Representing Limited Partner Interests and Debt Securities and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements of Magellan Midstream Partners, L.P., and the effectiveness of internal control over financial reporting of Magellan Midstream Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 2, 2012